Exhibit 99.1

Celanese Corporation Reports Second Quarter Earnings

Dallas, August 1, 2024: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported second quarter 2024 U.S. GAAP diluted earnings per share of $1.42 and adjusted earnings per share of $2.38. The Company generated net sales of $2.7 billion in the quarter, an increase of 2 percent from the prior quarter, reflecting a sequential increase in volume of 4 percent and sequential decrease in pricing of 2 percent.
Celanese continued to focus on execution of its controllable action plan, including driving volume growth through the project pipeline model, lowering costs through reduction of capacity in high-cost locations, and improving business efficiency through the integration of the acquired Mobility & Materials (M&M) businesses into a single SAP ERP system. These actions were especially impactful during a quarter that presented significant external headwinds. Among these headwinds were a series of outages and curtailments from multiple suppliers that led to the Company's declaration of force majeure for acetic acid and VAM sold in the Western Hemisphere, as well as persistent poor demand conditions across many of the Company's end-markets. Against the backdrop of these headwinds, the results reflect meaningful realization of business improvements from the execution of the Company's action plans. Celanese reported second quarter operating profit of $250 million, adjusted EBIT of $451 million, and operating EBITDA of $632 million at margins of 9, 17, and 24 percent, respectively.
The difference between U.S. GAAP diluted earnings per share and adjusted earnings per share in the second quarter was primarily due to Certain Items totaling $102 million.1
"In the second quarter, we delivered a double-digit sequential expansion of adjusted EBIT in spite of some of the most severe external challenges we've faced in many years," said Lori Ryerkerk, chair and chief executive officer. "The prolonged weak demand environment we have continued to experience over the past several quarters was compounded by multiple supplier failures that led us to declare force majeure for acetic acid and VAM sold in the Western Hemisphere. In this environment, we stayed focused on delivering on our action plan, which resulted in the highest ever contribution from the Engineered Materials business in our history. This highlights the importance of our execution focus, and I thank our teams for their resilience and agility to achieve these results."

1 Mainly driven by shutdown-related costs and M&A-related costs

Second Quarter 2024 Financial Highlights:

	Three Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	1,467	1,378	1,585
Acetyl Chain	1,202	1,261	1,233
Intersegment Eliminations	(18)	(28)	(23)
Total	2,651	2,611	2,795

Operating Profit (Loss)
Engineered Materials	138	89	158
Acetyl Chain	242	254	295
Other Activities	(130)	(133)	(118)
Total	250	210	335

Net Earnings (Loss)	153	124	221

Adjusted EBIT(1)
Engineered Materials	265	201	205
Acetyl Chain	277	296	332
Other Activities	(91)	(90)	(93)
Total	451	407	444

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	49	50	20
Acetyl Chain	33	36	32

Operating EBITDA(1)	632	583	616
Diluted EPS - continuing operations	$1.42	$1.10	$2.00
Diluted EPS - total	$1.41	$1.10	$2.01
Adjusted EPS(1)	$2.38	$2.08	$2.17

Net cash provided by (used in) investing activities	(91)	(151)	(163)
Net cash provided by (used in) financing activities	(489)	(259)	(447)
Net cash provided by (used in) operating activities	292	101	762
Free cash flow(1)	173	(40)	611
____________________________
(1)See "Non-US GAAP Financial Measures" below.

Second Quarter Business Segment Overview
Acetyl Chain
The Acetyl Chain delivered second quarter net sales of $1.2 billion, a 5 percent decrease from the prior quarter. Volume decreased by 1 percent sequentially due to the effects of the force majeure, delayed timing of opportunistic spot sales, and muted seasonal improvements. Second quarter pricing across the Acetyl Chain decreased by 4 percent sequentially. The multiple supplier outages and curtailments had a significant impact on the ability of Celanese to produce at the Clear Lake site, the Company's lowest cost and lowest carbon footprint acetic acid unit. The second quarter total losses of Clear Lake acetic acid attributable to unplanned supplier disruptions was the highest in over 15 years. In the face of these headwinds, the Acetyl Chain worked to assure virtually all customer needs were met. The business delivered second quarter operating profit of $242 million, adjusted EBIT of $277 million, and operating EBITDA of $338 million at margins of 20, 23, and 28 percent, respectively. The Acetyl Chain has continued to exercise the unique optionality of the business model in the face of chronic low demand. The flexibility of the model allowed the business to expand volumes in downstream markets in Asia, despite poor demand conditions, by pivoting to alternate applications with available demand. The Acetyl Chain will continue to leverage this optionality to optimize outcomes through the extended demand trough.
Engineered Materials
Engineered Materials reported second quarter net sales of $1.5 billion, representing a sequential increase of 6 percent. Sequential growth was driven by a 7 percent increase in volume and stable pricing, partially offset by a small currency impact. The breadth of volume growth was widespread across the portfolio, with all 10 of the largest polymer families achieving sequential growth. This was further bolstered by a favorable mix, primarily in higher margin products and applications like Vamac® and medical implants, contributing to the overall volume increase and demonstrating the effectiveness of the project pipeline model. Engineered Materials delivered second quarter operating profit of $138 million, record adjusted EBIT of $265 million, and record operating EBITDA of $375 million. These figures represent margins of 9, 18, and 26 percent, respectively with sequential earnings improvements of 55, 32, and 24 percent. In addition to the volume growth, the sequential improvement in earnings was driven by incremental synergies and the realization of lower raw material costs. Synergy capture in the quarter included initial earnings contributions from previous initiatives such as the closure of nylon 6,6 polymerization in Uentrop, Germany. For the second consecutive quarter, these strategic actions have lifted the performance of the former M&M product portfolio to deliver the highest quarterly contribution since the acquisition.
Cash Flow and Tax
Celanese reported second quarter operating cash flow of $292 million and free cash flow of $173 million, which included cash capital expenditures of $105 million. Celanese returned $77 million in cash to shareholders via dividends in the quarter. The Company repaid a bond of approximately $500 million that matured in the second quarter as part of its deleveraging plan.

The effective U.S. GAAP income tax rate was an expense of 16 percent for the second quarter compared to a benefit of 2 percent for the same quarter in 2023. The effective income tax rate for the current year was higher compared to the same period in 2023, primarily due to current year tax effects related to internal debt restructuring transactions, prior year non-recurring decreases in valuation allowances on U.S. foreign tax credit carryforwards due to changes in forecasted foreign sourced income and expenses during the carryforward period, and increased earnings in high-taxed jurisdictions related to improved economic conditions in the current year. The effective tax rate for adjusted earnings was 9 percent based on expected jurisdictional earnings mix for the full year and consideration of other non-recurring U.S. GAAP items.
Outlook
"We are encouraged to see the tangible realization of our value creation initiatives in our second quarter results, and we are confident that those benefits will continue through the year," said Lori Ryerkerk. "Given the continued lack of evidence of meaningful demand recovery and the increasing pricing pressure from this low demand environment, our focus will remain on what we can control to deliver a sustainable earnings lift for Celanese. We expect the third quarter will bring an easing of the effects of the force majeure, and further improvements to our business driven by our action plans. Because of our foundational value creation initiatives, I am confident we will continue to deliver improved earnings performance in the third quarter and through the remainder of the year."
The Company anticipates third quarter adjusted earnings per share of $2.75 to $3.00. Furthermore, based on the effects of the second quarter force majeure and persistent demand challenges, the Company anticipates full year adjusted earnings per share of $10.25 to $10.75.
Reconciliations of forecasted non-GAAP measures such as adjusted earnings per share, adjusted EBIT or free cash flow to the equivalent U.S. GAAP measures (diluted earnings per share, net earnings (loss) attributable to Celanese Corporation and net cash provided by (used in) operations, respectively), are not available without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, and other items is not practical. For more information, see "Non-GAAP Financial Measures" below.
The Company's prepared remarks related to the second quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on August 1, 2024. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Bill Cunningham	Brian Bianco	Petra Czugler
Phone: +1 302 999 6410	Phone: +1 972 443 4400	Phone: +49 69 45009 1206
william.cunningham@celanese.com	media@celanese.com	petra.czugler@celanese.com
Celanese Corporation is a global leader in chemistry, producing specialty material solutions used across most major industries and consumer applications. Our businesses use our chemistry, technology and commercial expertise to create value for our customers, employees and shareholders. We support sustainability by responsibly managing the materials we create and growing our portfolio of sustainable products to meet customer and societal demand. We strive to make a positive impact in our communities and to foster inclusivity across our teams. Celanese Corporation is a Fortune 500 company that employs approximately 12,400 employees worldwide with 2023 net sales of $10.9 billion.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, carbon monoxide, wood pulp, hexamethylene diamine and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw materials prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the possibility that we will not be able to timely or effectively continue to integrate the Mobility & Materials business (the "M&M Business") we acquired from DuPont de Nemours, Inc. (the "M&M Acquisition") in order to realize the anticipated benefits of the M&M Acquisition, including synergies and growth opportunities, whether as a result of difficulties arising from the operation of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; risks and costs associated with increased leverage from the M&M Acquisition, including increased interest expense and potential reduction of business and strategic flexibility; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic), or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the direct or indirect consequences of acts of war or conflict (such as the Russia-Ukraine conflict or the Israel-Hamas conflict) or terrorist incidents or as a result of weather, natural disasters, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties and trade agreements, tax rates or legislation throughout the world including, but not limited to, anti-dumping and countervailing duties, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; tax rates and changes thereto; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's two business segments, Engineered Materials and the Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, operating EBITDA margin, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for operating EBITDA margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.
•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization. Operating EBITDA margin is defined by the Company as operating EBITDA divided by net sales.

•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as net cash provided by (used in) operations, less capital expenditures on property, plant and equipment, and adjusted for contributions from or distributions to our noncontrolling interest joint ventures. We do not provide reconciliations for free cash flow on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of items such as working capital changes, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about August 1, 2024 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023
	(In $ millions, except share and per share data)
Net sales	2,651	2,611	2,795
Cost of sales	(2,010)	(2,057)	(2,109)
Gross profit	641	554	686
Selling, general and administrative expenses	(255)	(265)	(274)
Amortization of intangible assets	(38)	(41)	(42)
Research and development expenses	(33)	(34)	(40)
Other (charges) gains, net	(48)	(14)	(10)
Foreign exchange gain (loss), net	(9)	11	15
Gain (loss) on disposition of businesses and assets, net	(8)	(1)	—
Operating profit (loss)	250	210	335
Equity in net earnings (loss) of affiliates	51	55	23
Non-operating pension and other postretirement employee benefit (expense) income	2	2	(2)
Interest expense	(174)	(169)	(182)
Interest income	10	13	7
Dividend income - equity investments	31	34	31
Other income (expense), net	13	12	4
Earnings (loss) from continuing operations before tax	183	157	216
Income tax (provision) benefit	(29)	(33)	4
Earnings (loss) from continuing operations	154	124	220
Earnings (loss) from operation of discontinued operations	(1)	—	—
Income tax (provision) benefit from discontinued operations	—	—	1
Earnings (loss) from discontinued operations	(1)	—	1
Net earnings (loss)	153	124	221
Net (earnings) loss attributable to noncontrolling interests	2	(3)	(1)
Net earnings (loss) attributable to Celanese Corporation	155	121	220
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	156	121	219
Earnings (loss) from discontinued operations	(1)	—	1
Net earnings (loss)	155	121	220
Earnings (loss) per common share - basic
Continuing operations	1.43	1.11	2.01
Discontinued operations	(0.01)	—	0.01
Net earnings (loss) - basic	1.42	1.11	2.02
Earnings (loss) per common share - diluted
Continuing operations	1.42	1.10	2.00
Discontinued operations	(0.01)	—	0.01
Net earnings (loss) - diluted	1.41	1.10	2.01
Weighted average shares (in millions)
Basic	109.3	109.1	108.9
Diluted	109.5	109.5	109.3

Consolidated Balance Sheets - Unaudited

	As of June 30, 2024	As of December 31, 2023

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	1,185	1,805
Trade receivables - third party and affiliates, net	1,264	1,243
Non-trade receivables, net	662	541
Inventories	2,464	2,357
Other assets	329	272
Total current assets	5,904	6,218
Investments in affiliates	1,215	1,220
Property, plant and equipment, net	5,382	5,584
Operating lease right-of-use assets	381	422
Deferred income taxes	1,608	1,677
Other assets	579	524
Goodwill	6,899	6,977
Intangible assets, net	3,844	3,975
Total assets	25,812	26,597
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	1,977	1,383
Trade payables - third party and affiliates	1,538	1,510
Other liabilities	1,106	1,154
Income taxes payable	5	25
Total current liabilities	4,626	4,072
Long-term debt, net of unamortized deferred financing costs	11,058	12,301
Deferred income taxes	1,039	999
Uncertain tax positions	292	300
Benefit obligations	435	457
Operating lease liabilities	282	325
Other liabilities	471	591
Commitments and Contingencies
Shareholders' Equity
Treasury stock, at cost	(5,487)	(5,488)
Additional paid-in capital	394	394
Retained earnings	13,051	12,929
Accumulated other comprehensive income (loss), net	(792)	(744)
Total Celanese Corporation shareholders' equity	7,166	7,091
Noncontrolling interests	443	461
Total equity	7,609	7,552
Total liabilities and equity	25,812	26,597